EXHIBIT 4.1

PROMISSORY NOTE

$_____________ Date:  ___________, 2007

For value received, the undersigned, Interactive Games, Inc. (the "Borrower"), at 319 Clematis Street – Suite 703, West Palm Beach, FL 33401, promises to pay to the order of ___________________________ (the "Lender"), at ______________________________________________________ (or at such other place as the Lender may designate in writing) the sum of $____________.

The unpaid principal shall be payable in full one year from the origination date (the "Due Date").

The principal balance on the Note shall accrue interest at a rate of 10.00% annually from the origination date of this Note until paid-in-full and is payable in kind.

For each $50,000 in principal received from Lender, Lender shall receive a warrant to purchase 250,000 shares of the common stock of Borrower exercisable at $0.10 per share for a period of three years from the origination date.

All principal and interest under this Note shall be convertible at the sole discretion of Lender, in whole or in part, into the first equity offering completed by the Borrower of at least $500,000, at 85% of the offering price.

If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the Lender.

The Borrower reserves the right to prepay this Note (in whole or in part) prior to the Due Date with no prepayment penalty.  All payments shall be applied first to interest, if due, and then to principal.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States.  The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower.  All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Note shall be construed in accordance with the laws of the State of Florida.

Borrower:
INTERACTIVE GAMES, INC.

By:____________________________________________________
     Henry Fong, President